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                                                                     EXHIBIT 2.1

                       IN THE UNITED STATES DISTRICT COURT
                           FOR THE DISTRICT OF DELAWARE

IN RE:                              )     CHAPTER 11
                                    )
ASSISTED LIVING CONCEPTS, INC. and  )     Case Nos. 01-10670 and 01-10674
CARRIAGE HOUSE ASSISTED LIVING,     )
INC.                                )
                                    )     (JOINTLY ADMINISTERED)
        DEBTORS.                    )

                 FINDINGS OF FACT, CONCLUSIONS OF LAW AND ORDER
           UNDER 11 U.S.C. SECTION 1129 AND RULE 3020 OF THE FEDERAL
                    RULES OF BANKRUPTCY PROCEDURE CONFIRMING
               THE FIRST AMENDED JOINT PLAN OF REORGANIZATION OF
           ASSISTED LIVING CONCEPTS, INC. AND CARRIAGE HOUSE ASSISTED
                   LIVING, INC., DATED AS OF OCTOBER 30, 2001

        Upon the First Amended Joint Plan of Reorganization of Assisted Living Concepts, Inc. ("ALC") and Carriage House Assisted Living, Inc. ("Carriage House") dated as of October 30, 2001 (the "Plan") and the First Amended Disclosure Statement Accompanying the Plan for Assisted Living Concepts, Inc. and Carriage House Assisted Living, Inc. Under Chapter 11 of the United States Bankruptcy Code Dated as of October 30, 2001 (the "Disclosure Statement"), filed with the Court by ALC and Carriage House, debtors in possession herein (the "Debtors"); and upon (a) the hearing before this Court on October 30, 2000, to consider approval of the Disclosure Statement and (b) the Order Approving Disclosure Statement, Fixing Time for Filing Acceptances or Rejections of Plan, Establishing Procedure for Counting Votes, and Approving Form and Manner of Notice and Solicitation, dated October 30, 2000 (the "Disclosure Statement Order"); and upon the affidavit of Bridget Gallerie of Bankruptcy Services LLC, the voting agent appointed in the Debtors' bankruptcy cases, sworn to on December 3, 2001 (the "Voting Declaration"); and it appearing from the affidavits of mailing and publication filed with this Court and the Voting Declaration that copies of the Disclosure Statement (including the

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Plan as annexed thereto as Exhibit A), notice of the Confirmation Hearing (the
"Confirmation Hearing Notice"), the Disclosure Statement Order and ballots for acceptances or rejections of the Plan were transmitted to the holders of Claims and equity interests of the Debtors, including all rights (including unpaid dividends) arising from any Old Equity Security including, without limitation, the Old ALC Common Stock ("Equity Interests" or "Interests"), entitled to vote on the Plan as required by the Disclosure Statement Order, and such transmissions at such time being due and adequate notice under the circumstances, and that notice of the Confirmation Hearing was provided in the manner and at the time required by the Disclosure Statement Order; and the Disclosure Statement Order fixing November 30, 2001, at 4:00 p.m. (prevailing Eastern time) as the deadline for filing of objections to confirmation of the Plan; and a hearing to consider confirmation of the Plan having been held before this Court commencing on December 5, 2001 (the "Confirmation Hearing"); and upon the full and complete record of the Confirmation Hearing and all matters and proceedings heretofore part of the record in these cases; and after due deliberation and sufficient cause appearing therefore;

                     FINDINGS OF FACT AND CONCLUSIONS OF LAW

                     IT IS HEREBY FOUND AND DETERMINED THAT:

        A. All capitalized terms used but not defined herein shall have the meanings ascribed to such terms in the Plan, unless context requires otherwise.

        B. This Court has jurisdiction over the Chapter 11 Cases pursuant to 28 U.S.C. Sections 157 and 1334. Venue is proper before this Court pursuant to 28 U.S.C. Sections 1408 and 1409. Confirmation of the Plan is a core proceeding under 28 U.S.C. Section 157(b)(2), and this Court has exclusive jurisdiction to determine whether the Plan complies with the applicable provisions of the Bankruptcy Code and should be confirmed.



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        C. This Court takes judicial notice of the docket of the Chapter 11
Cases maintained by the Clerk of the Court and/or its duly appointed agent, including, without limitation, all pleadings and other documents filed, all orders entered, and all evidence and arguments made, proffered or adduced at, the hearings held before the Court during the pendency of the Chapter 11 Cases, including, without limitation, the hearing to consider the adequacy of the Disclosure Statement.

        D. The Debtors, as the proponents of the Plan, have the burden of proving the elements of Section 1129 by a preponderance of the evidence.

        E. Notice of the Confirmation Hearing, the treatment of any remaining unexpired leases and executory contracts under the Plan and the relevant deadlines for submission of objections and ballots; as prescribed by this Court in the Disclosure Statement Order, has been provided and is adequate and sufficient pursuant to Section 1128 of the Bankruptcy Code, Rules 2002(b) and 3020 of the Bankruptcy Rules and other applicable law and rules.

        F. Ballots were transmitted to holders of Claims and Equity Interests in classes eligible to vote on the Plan (the "Voting Classes") in accordance with the Disclosure Statement Order.

        G. The Debtors solicited votes for the Plan from the Voting Classes in good faith and in a manner consistent with the Bankruptcy Code.

        H. The Voting Declaration is consistent with Bankruptcy Rule 3018.

        I. The classification scheme of Claims and Equity Interests under the Plan is reasonable. Claims or Equity Interests in each Class are substantially similar to other Claims or Equity Interests in each such Class, and the Plan therefore satisfies the requirements of Section 1122(a) of the Bankruptcy Code.



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        J. The Plan provides for the treatment of Allowed Administrative Claims and Allowed Tax Claims. In addition, the Plan establishes the following Classes of Claims and Equity Interests: (A) with respect to ALC: Class 1A (OHCS Claim); Class 1B (NHP Claim); Class 1C (U.S. Bank Idaho Claim); Class 1D (U.S. Bank Ohio Claim); Class 1E (U.S. Bank Washington Claim); Class 2A et seq. (Other Secured Claims); Class 3 (Priority Claims); Class 4 (General Unsecured Claims); Class 5 (Trade Claims); Class 6 (Resident Deposit Account Claims); Class 7 (Guaranty Claims); Class 8 (Intercompany Claims); Class 9 (Old ALC Common Stock and Securities Claims); and Class 10 (Old Stock Rights); and (B) with respect to Carriage House: Class 1 (Other Secured Claims); Class 2 (Priority Claims); Class 3 (General Unsecured Claims); Class 4 (Trade Claims); Class 5 (Intercompany Claims); Class 6 (Old Common Stock and Securities Claims); and Class 7 (Old Stock Rights). The Plan satisfies the requirements of Section 1123(a)(1) of the Bankruptcy Code.

        K. The following Classes of Claims and Equity Interests are impaired and comprise the Voting Classes entitled to vote under the Plan: ALC Class 1B (NHP Claim), ALC Class 4 (General Unsecured Claims), and ALC Class 9 (Old ALC Common Stock and Securities Claims). All other Classes of Claims or Equity Interests are either unimpaired under the Plan or, in the case of ALC Class 10, deemed to reject the Plan by virtue of receiving no Distributions thereunder. The treatment of all Claims and Equity Interests in impaired Classes is specified in
Section 3.02 and Section 3.03 of the Plan, and the Plan satisfies the requirements of Sections 1123(a)(2) and 1123(a)(3) of the Bankruptcy Code.

        L. The Plan provides for the same treatment of each Claim or Equity Interest of a particular Class, and the Plan satisfies the requirements of
Section 1123(a)(4) of the Bankruptcy Code.



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        M. The Plan provides for adequate means for its implementation, and therefore satisfies the requirements of Section 1123(a)(5) of the Bankruptcy
Code.

        N. The Plan provides for the amendment of the articles of incorporation of ALC in substantially the form of the Amended ALC Articles, which prohibit the issuance of nonvoting equity securities. The Plan also provides for the amendment of the certificate of incorporation of Carriage House in substantially the form of the Amended Carriage House Certificate, which prohibits the issuance of nonvoting equity securities. Accordingly, the Plan complies with Section 1123(a)(6) of the Bankruptcy Code.

        O. The provisions of the Plan relating to the manner of selecting the officers and directors of Reorganized Debtors are consistent with the interests of creditors and equity security holders and with public policy, and the requirements of Section 1123(a)(7) of the Bankruptcy Code are satisfied.

        P. The Plan impairs or leaves unimpaired, as the case may be, each Class of Claims or Equity Interests, and the Plan therefore complies with the provisions of Section 1123(b)(1) of the Bankruptcy Code.

        Q. The Plan provides for the assumption or rejection, pursuant to
Section 365 of the Bankruptcy Code, of all executory contracts and unexpired leases not previously assumed or rejected pursuant to such section, and the Plan therefore complies with the provisions of Section 1123(b)(2) of the Bankruptcy Code.

        R. Furthermore, pursuant to Bankruptcy Rule 9019, and in consideration of the classification, distribution and other treatment provided under the Plan, the provisions of the Plan constitute a good faith compromise and settlement of all the Claims, Equity Interests and controversies. This Confirmation Order constitutes the Court's approval of all such



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compromises and settlements which, based upon the representations and informed views of counsel to the Debtors, the Informal Bondholder Committee and the Creditors' Committee, all other testimony proffered and evidence introduced at the Confirmation Hearing and the full record of the Chapter 11 Cases, the Court finds to be fair, equitable, within the range of reasonableness and in the best interests of the Debtors, Reorganized Debtors, the Estates, creditors and other parties in interest. Accordingly, the Plan satisfies Section 1123(b)(3) of the Bankruptcy Code.

        S. The Plan complies with the applicable provisions of the Bankruptcy Code including, without limitation, Sections 1122 and 1123 of the Bankruptcy Code. Therefore, the Plan satisfies the requirements of Section 1129(a)(1) of the Bankruptcy Code. In addition, in accordance with Bankruptcy Rule 3016(a), the Plan is dated and identified with the name of the Debtors.

        T. The Debtors, as proponents of the Plan, have complied with the applicable provisions of the Bankruptcy Code including, without limitation, Sections 1125 and 1126 of the Bankruptcy Code, and therefore have satisfied the requirements of Section 1129(a)(2) of the Bankruptcy Code, as follows: (a) the Debtors are proper debtors under Section 109 of the Bankruptcy Code and a proper proponent of the Plan under Section 1121(a) of the Bankruptcy Code; (b) the Debtors have complied with applicable provisions of the Bankruptcy Code, except as otherwise provided or permitted by orders of the Court; and (c) the Debtors have complied with the applicable provisions of the Bankruptcy Code, the Bankruptcy Rules and the Disclosure Statement Order in transmitting notices and solicitation materials and in soliciting and tabulating votes on the Plan.



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        U. The Plan has been proposed in good faith and not by any means forbidden by law, and the Plan satisfies the requirements of Section 1129(a)(3) of the Bankruptcy Code. In determining that the Plan has been proposed in good faith, the Court has examined the totality of the circumstances surrounding the filing of the Chapter 11 Cases, the negotiation and formulation of the Plan between the Debtors and the Informal Bondholder Committee, their counsel and financial advisors. The Chapter 11 Cases were filed, the Plan was pre-negotiated and proposed with the proper purpose of reorganizing the Debtors and expeditiously making distributions to the Debtors' creditors, The Plan is the product of extensive, arm's length negotiations among the Debtors, the Informal Bondholder Committee, and their respective counsel and financial advisors. The Plan reflects the results of these negotiations and is reflective of the interests of all the Estates' constituencies.

        V. Any payments made or to be made by the Debtors or Reorganized Debtors for services or for costs and expenses in, or in connection with, the Chapter 11 Cases have, to the extent required by the Bankruptcy Code, the Bankruptcy Rules and the Orders of this Court, been approved by, or are subject to the approval of, this Court as reasonable. Accordingly, the Plan satisfies the requirements of Section 1129(a)(4) of the Bankruptcy Code.

        W. The Debtors have complied with Section 1129(a)(5) of the Bankruptcy Code. The Amended ALC Articles provide that Reorganized ALC shall have a board of directors consisting of seven members, and such members will select the board of directors and senior management of Carriage House.

        X. Section 1129(a)(6) of the Bankruptcy Code is satisfied because the Plan does not provide for any change in rates over which a governmental regulatory commission has jurisdiction.



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        Y. With respect to each impaired Class of Claims against or Equity
Interests in ALC, each holder of a Claim or Equity Interest in such Class: (a) has accepted the Plan; or (b) will receive or retain under the Plan, on account of such Claim or Equity Interest, property of a value, as of the Effective Date of the Plan, that is not less than the amount that such holder would so receive or retain if such Debtor were to be liquidated under chapter 7 of the Bankruptcy Code on such date. Accordingly, the Plan satisfies the requirements of Section 1129(a)(7) of the Bankruptcy Code.

        Z. As evidenced by the Voting Declaration, the Plan has been accepted by ALC Class 1B (NHP Claim), ALC Class 4 (General Unsecured Claims) and ALC Class 9 (Old ALC Common Stock and Securities Claims) in accordance with Section 1126 of the Bankruptcy Code and consistent with Bankruptcy Rule 3018 and the Disclosure Statement Order.

        AA. The Plan is deemed rejected, pursuant to Section 1126(g) of the Bankruptcy Code, by the members of ALC Class 10 (Old Stock Rights), who will receive no Distribution and retain no interest on account of their respective Claims and Equity Interests.

        BB. With respect to each Class of Claims or Equity Interests designated by the Plan, other than ALC Class 10, either: (a) such Class has accepted the Plan; or (b) such Class is not impaired under the Plan. Accordingly, the requirements of Section 1129(a)(8) of the Bankruptcy Code have been satisfied with respect to all Claims and Equity Interests other than those in ALC Class
10. The Plan nevertheless may be confirmed with respect to ALC Class 10 because, as demonstrated below, the requirements of Section 1129(b) of the Bankruptcy Code are satisfied with respect to ALC Class 10.

        CC. The treatment of Allowed Administrative Claims, Allowed Priority Tax Claims and Allowed Priority Claims under Sections 3.01, 3.02 and 3.03 of the Plan satisfies the applicable requirements of Section 1129(a)(9)(A), (B) and (C) of the Bankruptcy Code.



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        DD. The Plan has been accepted by ALC Class 1B and ALC Class 4 and, therefore, has been accepted by at least one impaired Class of Claims, which acceptance has been determined without including any acceptances of the Plan by any insider holding a Claim in such Class. Accordingly, the requirements of
Section 1129(a)(10) of the Bankruptcy Code are satisfied with respect to the Plan.

        EE. The Plan satisfies Section 1129(a)(11) of the Bankruptcy Code because confirmation of the Plan is not likely to be followed by liquidation or the need for further financial reorganization of Reorganized Debtors. Essentially, the Plan provides for the financial restructuring of the Debtors. Based on the discussions set forth in the Disclosure Statement including the projections set forth in Exhibit "G" thereto, the Plan is feasible. Upon and after entry of the Confirmation Order, the Plan will become effective provided the following conditions are met: (1) the Effective Date shall have occurred as set forth in the Plan, (2) all authorizations, consents and regulatory approvals (including, without limitation, any approvals required under regulations relating to the change in ownership of the Debtors upon the Effective Date) required (if any) for the Plan's effectiveness shall have been obtained, (3) each of the New Junior Note Indenture and the New Senior Note Indenture has been qualified under the Trust Indenture Act of 1939, as amended, and (4) all other actions and documents necessary to implement the treatment of creditor Claims shall have been effected or executed or, if waivable, waived by the Person or Persons entitled to the benefit thereof. Assuming the Plan does go effective, the Distributions are to be made to each holder of an Allowed Claim or Allowed Equity Interest upon: (a) the Effective Date, to each holder of a Claim or an Equity Interest in that Class that is an Allowed Claim or an Allowed Interest as of the Effective Date, and (ii) the date the Order of the Court allowing such Claim or Equity Interest becomes a Final Order, to each holder of an Allowed



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Claim or an Allowed Equity Interest that is Allowed after the Effective Date, to the extent allowed.

        FF. The fees payable by the Debtors to the United States Trustee or the Clerk of this Court, as provided under 28 U.S.C. Section 1930(a)(6), constitute administrative expenses entitled to priority under Section 507(a)(1) of the Bankruptcy Code and the treatment of such fees in the Plan satisfies the requirements of Section 1129(a)(12) of the Bankruptcy Code.

        GG. The Plan provides that on and after the Effective Date, to the extent required by Section 1129(a)(13) of the Bankruptcy Code, Reorganized ALC shall continue to pay all retiree benefits (if any), as the term "retiree benefits" is defined in Section 1114(a) of the Bankruptcy Code, maintained or established by the Debtors prior to the Confirmation Date, and, therefore, the Plan satisfies the requirements of Section 1129(a)(13) of the Bankruptcy Code.

        HH. The requirements of Section 1129(b) of the Bankruptcy Code are satisfied as to ALC Class 10 because (a) no Class of Claims or Equity Interests junior to such Class is retaining or receiving any property under the Plan and
(b) the Plan is fair and equitable and does not discriminate unfairly with respect to such Class.

        II. Other than the Plan (including previous versions thereof), there were no other plans of reorganization filed in these cases. Accordingly, to the extent applicable, the requirements of Section 1129(c) of the Bankruptcy Code have been satisfied.

        JJ. No party in interest that is a governmental unit has requested that the Court not confirm the Plan on the grounds that the principal purpose of the Plan is the avoidance of taxes or the avoidance of the application of Section 5 of the Securities Act of 1933, 15 U.S.C. Section 77e, and the principal purpose of the Plan is not such avoidance. Accordingly, the Plan satisfies the requirements of Section 1129(d) of the Bankruptcy Code.



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        KK. The modifications of the Plan set forth in paragraph 4 hereof (the
"Plan Modifications") do not materially or adversely affect or change the treatment of any Claim against or Equity Interest in any Debtor. Accordingly, pursuant to Bankruptcy Rule 3019, the Plan Modifications do not require additional disclosure under Section 1125 of the Bankruptcy Code or the resolicitation of acceptances or rejections under Section 1126 of the Bankruptcy Code, nor do they require that holders of Claims against or Equity Interests in any Debtor be afforded an opportunity to change previously cast acceptances or rejections of the Plan as filed with the Bankruptcy Court. Disclosure of the Plan Modifications prior to or on the record at the Confirmation Hearing constitutes due and sufficient notice thereof under the circumstances of these cases.

        LL. All conditions to confirmation set forth in Section 6.01 of the Plan have been satisfied.

        MM. Based upon the record before the Court, the Debtors, the Reorganized Debtors, the Informal Bondholder Committee and the Creditors' Committee and each of their respective officers, directors, partners, employees, members, agents, attorneys, accountants or other professionals, have acted in good faith and in compliance with the applicable provisions of the Bankruptcy Code pursuant to
Section 1125(e) of the Bankruptcy Code and 1129(a)(3) of the Bankruptcy Code, with respect to the administration of the Plan, the solicitation of acceptances with regard thereto and the property to be distributed thereunder and, therefore, are entitled to the protections afforded by Section 1125(e) of the Bankruptcy Code and the exculpatory and injunctive provisions set forth in Sections 5.10, 5.11 and 5.12 of the Plan.

        NN. Pursuant to Section 1146(c) of the Bankruptcy Code, the issuance, transfer or exchange of notes or equity securities under the Plan, the creation of any mortgage, deed of trust



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or other security interest, the making or assignment or any lease or sublease, or the making or delivery of any deed or other instrument of transfer under, in furtherance of, or in connection with the Plan and any of the transactions contemplated under the Plan, shall not be subject to any stamp, real estate transfer, mortgage recording or other similar tax.

        OO. Good cause has been shown to extend the time period within which Reorganized Debtors or the Debtors may file notices of removal of related proceedings under Bankruptcy Rule 9027 through and including sixty (60) days after the Confirmation Date.

        PP. Rule 62(a) of the Federal Rules of Civil Procedure does not apply to this Confirmation Order.

        QQ. The Court may properly retain jurisdiction over the matters set forth in Article X of the Plan and paragraph 23 of this Confirmation Order.

                                     DECREES

        NOW, THEREFORE, IT IS HEREBY ORDERED, ADJUDGED, DECREED AND DETERMINED
THAT:

        1. To the extent that any objections have not been withdrawn prior to the entry of this Confirmation Order or are not resolved by the relief granted herein or as stated on the record of the Confirmation Hearing, all such objections are hereby overruled.

        2. The findings of this Court set forth above and the conclusions of law stated herein shall constitute findings of fact and conclusions of law pursuant to Bankruptcy Rule 7052, made applicable to this proceeding by Bankruptcy Rule 9014. To the extent any findings of fact shall be determined to be a conclusion of law, it shall be so deemed, and vice versa.

        3. The Plan complies with the requirements of Sections 1122 and 1123 of the Bankruptcy Code.



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        4. The Plan is hereby deemed modified pursuant to Section 1127(a) of the
Bankruptcy Code and Section 11.03 of the Plan to reflect Plan modifications disclosed by the Debtors to the Court at the Confirmation Hearing or filed by the Debtors prior to the Confirmation Hearing. Attached hereto as Exhibit 1 is a stipulation executed by and between the Debtors and Bank One, N.A. reflecting one such technical modification.

        5. The Plan (as modified by the modifications set forth in paragraph 4 of this Confirmation Order) is confirmed under Section 1129 of the Bankruptcy Code. The Debtors are hereby authorized to take all steps and do all things necessary to implement the Plan.

        6. The provisions of the Plan and this Confirmation Order, including the findings of fact and conclusions of law set forth herein, are nonseverable and mutually dependent.

        7. Plan Classification Controlling. The classification of Claims and Equity Interests for purposes of the Distributions to be made under the Plan shall be governed solely by the terms of the Plan. The classifications and amounts of Claims and Equity Interests, if any, set forth in the Ballots tendered or returned by the Debtors' creditors in connection with voting on the Plan (i) were set forth on the Ballots solely for purposes of voting to accept or reject the Plan, (ii) do not necessarily represent, and in no event shall be deemed to modify or otherwise affect, the actual classification of such Claims and Equity Interests under the Plan for Distribution Purposes, and (iii) shall not be binding on the Debtors, the Estates, or the Reorganized Debtors.

        8. Certain Effects of Confirmation; Discharge; Injunction.

                  (a) Incorporation of Section 5.10 of Plan. All of the provisions of Section 5.10 of the Plan are incorporated herein by reference as if set forth herein in extenso.

                  (b) Except as otherwise provided in the Plan or the Confirmation Order (and except with respect to any claims of Heller against any Debtor, including, without limitation, the Heller Claim):
        (i) on the Effective Date, each Debtor shall be deemed discharged and released to the fullest extent permitted by Section 1141 of the Bankruptcy Code from all Claims and Interests, including, but not limited to, demands, liabilities,



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       Claims and Interests that arose before the Confirmation Date and all debts of the kind specified in Sections 502(g), 502(h) or 502(i) of the Bankruptcy Code, whether or not: (A) a proof of Claim or proof of Interest based on such debt or Interest is Filed or deemed Filed pursuant to Section 501 of the Bankruptcy Code, (B) a Claim or Interest based on such debt or Interest is allowed pursuant to Section 502 of the Bankruptcy Code or (C) the holder of a Claim or Interest based on such debt or Interest has accepted the Plan; and (ii) all Persons shall be precluded from asserting against each Reorganized Debtor, its successors, or its assets or properties any other or further Claims or Interests based upon any act or omission, transaction, or other activity of any kind or nature that occurred prior to the Confirmation Date. Except as otherwise provided in the Plan or the Confirmation Order (and except with respect to any claims of Heller against any Debtor, including, without limitation, the Heller Claim), the Confirmation Order shall act as a discharge of any and all Claims against and all debts and liabilities of the Debtor, as provided in Sections 524 and 1141 of the Bankruptcy Code, and such discharge shall void any judgment against each Debtor at any time obtained to the extent that it relates to a Claim discharged.

                  (c) All Persons that have held, currently hold or may hold a Claim or other debt or liability or an Equity Interest or other right of an equity security holder, are permanently enjoined from taking any of the following actions on account of any such Claims, debts or liabilities or terminated Interests or rights: (a) commencing or continuing in any manner any action or other proceeding against any of the Debtors, the Informal Bondholder Committee, the Creditors' Committee, and professional persons retained by the Debtors, the Informal Bondholder Committee, Creditors' Committee, and each of their respective affiliates, current or former officers, directors, agents, employees and representatives; (b) enforcing, attaching, collecting or recovering in any manner any judgment, award, decree or order against any of the Debtors, the Informal Bondholder Committee, the Creditors' Committee and professional persons retained by any of the Debtors, the Informal Bondholder Committee and Creditors' Committee and each of their respective affiliates, current or former officers, directors, agents, employees and representatives; (c) creating, perfecting or enforcing any lien or encumbrance against any of the Debtors, the Informal Bondholder Committee (including present and former members), the Creditors' Committee (including present and former members), and professional persons retained by any of the Debtors, the Informal Bondholder Committee and the Creditors' Committee and each of their respective affiliates, current or former officers, directors, agents, employees and representatives; (d) asserting a setoff, right of subrogation or recoupment of any kind against any obligation due to any of the Debtors, the Informal Bondholder Committee, the Creditors' Committee and professional persons retained by any of the Debtors, the Informal Bondholder Committee and the Creditors' Committee and each of their respective affiliates, current or former officer, directors, agents, employees and representatives; and (e) commencing or continuing any action, in any manner, in any place, that does not comply with or is inconsistent with the provisions of the Plan.

                  (d) Nothing contained in the Disclosure Statement or the Plan shall (i) be deemed to cause the release of any claims that individual holders of Claims or Interests may have



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       against any Person other than the Debtors or (ii) apply to Heller or in any way prevent or limit Heller's exercise of its rights and remedies against any Debtor under the Final Financing Order, the Postpetition Documents, or otherwise, either before, on or after the Effective Date.

                  (e) Any Person injured by any willful violation of such injunction shall recover actual damages, including costs and attorneys' fees, and, in appropriate circumstances, may recover punitive damages, from the willful violator.

        9. Binding Effect. Pursuant to Section 1141 of the Bankruptcy Code, effective as of the Confirmation Date, but subject to the occurrence of the Effective Date, and except as expressly provided in the Plan or this Confirmation Order, the provisions of the Plan (including the exhibits to, and all documents and agreements executed pursuant to, the Plan) and this Confirmation Order shall be binding on (i) the Debtors, (ii) Reorganized Debtors, (iii) all holders of Claims against and Equity Interests in the Debtors, whether or not impaired under the Plan and whether or not, if impaired, such holder accepts the Plan, and (iv) each person acquiring property under the Plan.

        10. Vesting of Assets. Except as otherwise provided in the Plan, on the Effective Date all property of the Estates shall vest in Reorganized ALC and Reorganized Carriage House, as applicable, free and clear of all Claims, Liens, encumbrances and interests; provided, however that any and all liens and security interests arising pre-petition or post-petition in favor of U.S. Bank in the U.S. Bank Collateral shall not be impaired or affected in any manner and shall remain valid and fully enforceable against Reorganized ALC in accordance with the agreements between ALC and U.S. Bank and applicable law. From and after the Effective Date, each Reorganized Debtor may operate its business and use, acquire, and dispose of property and settle and compromise Claims or Equity Interests arising post-Confirmation without supervision by the Court and free of any restrictions of the Bankruptcy Code, the bankruptcy Rules or the Local



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Bankruptcy Rules, other than those restrictions expressly imposed by the Plan and this Confirmation Order.

        11. Directors and Officers. The directors and officers of each of the Debtors will continue to serve in such capacities until and through the Effective Date. As of the Effective Date, the directors of each of the Debtors will be deemed to have resigned. Immediately thereafter, the new board of directors of Reorganized ALC shall consist of Andre Dimitriadis, Andy Adams, Leonard Tannenbaum, Matthew Patrick, Mark Holliday, Richard Ladd and the CEO of Reorganized ALC (the "New Board"). The Board of Directors of Reorganized ALC shall select the Board of Directors and senior management of Reorganized Carriage House. Reorganized ALC, acting through the New Board, may authorize an appropriate compensation and bonus plan for permanent senior management employed by Reorganized ALC post-Confirmation. After the Effective Date, Reorganized ALC may adopt a new incentive plan for the grant to officers, employees and directors of the Reorganized ALC of options to acquire shares of New Common Stock. The options will be based upon performance criteria and a vesting schedule to be structured by the Board of Directors of Reorganized ALC after consummation of the Plan. Reorganized ALC shall reserve 325,000 shares of its common stock for issuance to employees, officers and directors pursuant to any incentive plan adopted by Reorganized ALC, 12,000 shares of which shall be reserved exclusively for any incentive or similar plan adopted for the members of the New Board.

        12. Rejection of Contracts and Leases. On the Effective Date, all executory contracts and unexpired leases of the Estates shall be assumed by the Debtors pursuant to the provisions of Sections 365 and 1123 of the Bankruptcy Code, except for those executory contracts and nonresidential real property leases that have already been assumed or rejected pursuant to an earlier Order of the Court or that are the subject of a motion for such an Order pending as of the Confirmation Hearing. Each Reorganized Debtor, except as otherwise agreed by the parties, will cure any and all undisputed defaults within 30 days of the Effective Date under any executory contract or unexpired lease assumed pursuant to the Plan, in accordance with section 365 of the Bankruptcy Code. All disputed defaults that are required to be cured shall be cured either within 30 days of the entry of a Final Order determining the amount, if any, of the Debtors' or the Reorganized Debtors' liability with respect thereto, or as may be agreed otherwise by the parties. All pre-petition contracts and unexpired leases that are set forth on Exhibit "J" of the Disclosure Statement (as amended through the date of the Confirmation Hearing) are deemed rejected under the Plan. Any Claim for damages arising from the rejection of an executory contract or unexpired lease must be Filed and served on counsel for the Debtors, the Informal Bondholder Committee and Creditors' Committee within thirty (30) days after the order of the Court approving such rejection becomes a Final Order or be (i) forever barred and unenforceable against any Debtor, its Estate, the Reorganized Debtors and their respective property, and (ii) barred from receiving any distribution under the Plan. All Allowed Claims arising from the rejection of executory contracts or unexpired leases shall be treated as either an ALC Class 4 Claim (if it results in an Allowed Claim against ALC) and Carriage House Class 3 Claim (if it results in an Allowed Claim against Carriage House).

        13. General Authorizations; Plan Modifications. Pursuant to Section 1142(b) of the Bankruptcy Code, the Debtors and the Reorganized Debtors and all other necessary parties are authorized and empowered to (a) execute and deliver any instrument, agreement or document and (b) perform any act that is necessary, desirable or required to effectuate or comply with the terms and conditions of the Plan and consummation of the Plan and the transactions contemplated therein, and are authorized and empowered, without limitation, to take all actions necessary or appropriate to enter into, implement, and consummate the contracts, instruments and other agreements or documents created in connection with the Plan.

        14. Authorizations Under Applicable Non-Bankruptcy Law. The Debtors and Reorganized Debtors are authorized and empowered pursuant to Section 105 of the Bankruptcy Code to take any and all actions reasonably necessary to implement the transactions contemplated by the Plan and this Confirmation Order, all without further corporate action or action of the directors or stockholders of the Debtors or Reorganized Debtors, including, without limitation, the issuance of the New Common Stock, the New Senior Notes, the New Junior Notes, the adoption of the Amended ALC Articles, the adoption of the Amended Carriage House Certificate and the selection of the Persons who will serve as the initial directors and officers of Reorganized ALC and Reorganized Carriage House as of the Effective Date, and other matters under the Plan involving the corporate structure of each Debtor or corporate action by each Debtor. Without limiting the foregoing, upon entry of this Confirmation Order, the filing by Reorganized ALC of the Amended ALC Articles and the filing by Reorganized Carriage House of the Amended Carriage House Certificate shall be authorized and approved in all respects. On the Effective Date or as soon thereafter as is practicable, pursuant to applicable law, the bylaws of Reorganized ALC and the bylaws of Reorganized Carriage House shall be in substantially the form attached to the Plan Supplement. The Board of Directors of Reorganized ALC is hereby authorized to select and appoint members of senior management of each of the Debtors as of the Confirmation Date.

        15. Exemption from Transfer Taxes. Pursuant to Section 1146(c) of the Bankruptcy Code, the issuance, transfer, or exchange of notes or equity securities under the Plan, the creation of any mortgage, deed of trust, or other security interest, the making or assignment of any lease or sublease, or the making or delivery of any deed or other instrument of transfer under, in furtherance of, or in connection with the Plan, including, without limitation, any agreements of consolidation, deeds, bills of sale or assignments executed in connection with any of the transactions contemplated under the Plan shall not be subject to any stamp, real estate transfer, mortgage recording or other similar tax.

        16. Professional Compensation and Reimbursement Claims. All professionals or other Persons requesting compensation or reimbursement of expenses pursuant to any of Sections 327, 328, 330, 331, 503(b) and 1103 of the Bankruptcy Code for services rendered on or before the Effective Date (including, inter alia, any compensation requested by any professional or any other Person for making a substantial contribution in the Reorganization Case) shall File and serve on Reorganized Debtors, the Informal Bondholder Committee, and the Creditors' Committee an application for final allowance of compensation and reimbursement of expenses no later than (i) sixty (60) days after the Effective Date, or (ii) such later date as this Court shall order upon application made prior to the end of such 60-day period. Objections to applications of professionals for compensation or reimbursement of expenses must be Filed and served on Reorganized ALC, the Informal Bondholder Committee, the Creditors' Committee and the professionals to whose application the objections are addressed on or before (i) twenty (20) days after such application is Filed and served or (ii) such later date as the Court shall order upon application made prior to the end of such 20-day period or upon agreement between the Reorganized Debtors and the affected professional. If no objection is timely made, the affected professional can file a certificate of no objection; thereafter, the Reorganized Debtors shall pay the requested and unobjected to fees and expenses to such professional. Any professional fees and reimbursements or expenses incurred by the Reorganized Debtors subsequent to the Effective Date may be paid by the Reorganized Debtors without application to or Order of the Court.

        17. Cancellation and Surrender of Instruments, Securities and Other Documentation. The provisions of Sections 8.02(b), 8.03 and 8.04 of the Plan are incorporated herein by reference as if set forth herein in extenso. The Disbursing Agent is authorized and empowered to withhold Distributions that would otherwise be made on account of an Allowed Claim or Equity Interest in respect of which the holder has not surrendered an Instrument or otherwise complied with the provisions of Section 8.03 of the Plan.

        18. No Recourse. No Claim or Equity Interest Holder shall have recourse to the Debtors or Reorganized Debtors or any of their respective professionals, or their successors or assigns, or any of their respective property on account of a Claim for which there is insufficient Cash to provide a Distribution equal to that received by Holders of Allowed Claims of that type.

        19. No Post-Confirmation Amendment or Filing of Claims. After the Confirmation Date, only the Debtors, Reorganized ALC and Reorganized Carriage House, as applicable, will have the authority to File objections, settle, compromise, withdraw or litigate to judgment objections to Claims and Equity Interests. From and after the Confirmation Date, the Debtors, Reorganized ALC and Reorganized Carriage House, as applicable, may settle or compromise any Disputed Claim or Disputed Interest without the approval of the Court.

        20. Payment of Fees. All fees payable by the Debtors on or before the Effective Date pursuant to 28 U.S.C.Section 1930, as determined by this Court at the Confirmation Hearing, shall be paid by the Debtors on or before the Effective Date.

        21. Retention of Jurisdiction. Notwithstanding confirmation of the Plan or occurrence of the Effective Date, this Court shall retain such jurisdiction as is legally permissible, including, without limitation, for the purposes set forth in Article X of the Plan.

        22. Post-Confirmation Plan Amendments. The Debtors shall have the right, in the exercise of reasonable discretion, to revoke and withdraw or modify the Plan as the plan of reorganization in the Chapter 11 Cases (in the case of a modification of the Plan subject to Section 11.03 of the Plan) if the Debtors are unable to consummate the Plan after the Confirmation Date, at any time up to the Effective Date. The Debtors' revocation and withdrawal of the Plan may be effected upon notification submitted by the Debtors, the Informal Bondholder Committee and the Creditors' Committee to the Court and to counsel for Heller Healthcare, whereupon: (i) this Confirmation Order shall be vacated, (ii) no Distributions under the Plan shall be made, (iii) the Debtors and all Holders of Claims and Equity Interests shall be restored to the status quo ante as of the day immediately preceding the Confirmation Date as though the Confirmation Date had never occurred, and (iv) the Debtors' obligations with respect to the Claims and Equity Interests shall remain unchanged and nothing contained in the Plan shall constitute or be deemed a waiver or release of any Claims or Equity Interests by or against the Debtors or any Person in any further proceedings involving the Debtors.

        23. Removal. The time period within which the Debtors may file notices of removal of related proceedings under Bankruptcy Rule 9027 is extended through and including sixty (60) days after the Confirmation Date, without prejudice to the right of the Debtors or Reorganized Debtors to seek further extensions.

        24. Exemption from Securities Laws. The exemption from the requirements of Section 5 of the Securities Act of 1933, 15 U.S.C, Section 77e, and any state and local law requiring registration for the offer or sale of a security provided for in Section 1145 of the Bankruptcy Code shall apply to all securities issued pursuant to the Plan.

        25. Post-Confirmation Notices. On or before the tenth (10th) Business Day following the date of the entry of this Confirmation Order, the Debtors shall serve notice of entry of this Confirmation Order pursuant to Bankruptcy Rules 2002(f)(7), 2002(k) and 3020(c) to all creditors, indenture trustees and equity security holders of the Debtors as of the Record Date. Except as otherwise provided in the Plan and this Confirmation Order, notice of all subsequent pleadings in these Chapter 11 Cases shall be limited to counsel for the Debtors, counsel for the Creditors' Committee and the United States Trustee, unless otherwise specified in an Order by this Court.

        26. References to Plan Provisions. The failure specifically to include or reference any particular provision of the Plan in this Confirmation Order shall not diminish or impair the effectiveness of such provision, it being the intent of the Court that the Plan be confirmed in its entirety.

        27. Confirmation Order Controlling. If there is any direct conflict between the Plan and this Confirmation Order, the terms of this Confirmation Order shall control.

        28. Applicable Non-Bankruptcy Law. Pursuant to Sections 1123(a) and 1142(a) of the Bankruptcy Code, the provisions of this Confirmation Order, the Plan or any amendments or modifications thereto shall apply and be enforceable notwithstanding any otherwise applicable nonbankruptcy law.

        29. Record Date for Distributions. The record date for determining the Holders of Debentures and Old ALC Common Stock entitled to receive Distributions under the Plan shall be December 20, 2001.

        30. No Stay of Confirmation Order. Bankruptcy Rule 3020(e) is not applicable to this Confirmation Order. The Plan may be consummated immediately, subject to the occurrence of the Effective Date. Exception of this Confirmation Order from the ten (10) stay imposed under Bankruptcy Rule 3020(e) is warranted because the prompt consummation of the Plan is in the best interests of the Debtors, the Estates, creditors and other parties in interest. Furthermore, the provisions of Federal Rule of Civil Procedure 62(a) and Bankruptcy Rule 7062 shall not apply to this Confirmation Order, and the Debtors are authorized to consummate the Plan immediately upon entry of this Confirmation Order.

Dated: Wilmington, Delaware
         12/5,2001
       -------


                                        /s/ SUE L. ROBINSON
                                       -----------------------------------------
                                       The Honorable Sue L. Robinson
                                       UNITED STATES DISTRICT JUDGE

                                    EXHIBIT 1

                    STIPULATION - DEBTORS AND BANK ONE, N.A.

                      IN THE UNITED STATES BANKRUPTCY COURT
                          FOR THE DISTRICT OF DELAWARE

In re:                                   )   Chapter 11
                                         )
ASSISTED LIVING CONCEPTS, INC., et. al.  )   Case No. 01-10674 (SLR)
                                         )
                                         )   (Jointly Administered)
             Debtors.                    )
                                         )

           STIPULATION AND ORDER MODYFING FIRST AMENDED JOINT PLAN OF
          REORGANIZATION OF ASSISTED LIVING CONCEPTS, INC. AND CARRIAGE
            HOUSE ASSISTED LIVING, INC. DATED AS OF OCTOBER 30, 2001

        Assisted Living Concepts, Inc. ("ALC") and ALC's wholly-owned subsidiary, Carriage House Assisted Living, Inc. ("Carriage House" and, together with ALC, the "Debtors"), and Bank One, N.A. ("Bank One"), by their attorneys, stipulate and agree as follows:

        WHEREAS, on October 1, 2001 (the "Petition Date"), the Debtors filed voluntary petitions for relief under Chapter 11 of Title 11 of the United States Code (the "Bankruptcy Code");

        WHEREAS, prior to the Petition Date, Bank One issued five irrevocable letters of credit to ALC (the "LCs"). The obligations under the LCs are fully secured by first priority liens in certain ALC deposit accounts issued by, and held at, Bank One (the "Accounts") and by certain assignment of deposit account agreements between Bank One and ALC (the "Assignment Agreements");

        WHEREAS, on or about October 26, 2001, the Debtors filed their First Amended Joint Plan of Reorganization of Assisted Living Concepts, Inc. and Carriage House Assisted Living, Inc. (the "Plan");